Exhibit 99.1

FOR IMMEDIATE RELEASE

BioCardia Announces New Center for Medicare and Medicaid Services Reimbursement Code Applicable to the CardiAMP Cell Therapy Procedure

New Procedure Reimbursement Code Expected to Enhance Study Performance for Clinical Centers Participating in the CardiAMP Cell Therapy Heart Failure Trial and the CardiAMP Cell Therapy Chronic Myocardial Ischemia Trial

SUNNYVALE, Calif. – March 22, 2022 – BioCardia®, Inc. (Nasdaq: BCDA), a developer of cellular and cell-derived therapeutics for the treatment of cardiovascular and pulmonary disease, announces the designation of a new reimbursement code for the CardiAMP® Cell Therapy procedure to transplant autologous bone marrow cells to treat heart failure from the U.S. Center for Medicare and Medicaid Services (CMS).

This new CMS code to be submitted by hospitals performing the CardiAMP cell therapy procedure is available April 1, 2022. The code provides clear reimbursement for the study procedure performed for both the treatment and control arms for the ongoing cell therapy pivotal trials in two cardiovascular indications: the CardiAMP Cell Therapy Heart Failure Trial (NCT02438306) and the CardiAMP Cell Therapy Chronic Myocardial Ischemia Trial (NCT03455725).

“This most recent action by CMS further represents its commitment to improving the way ischemic heart failure is treated and is supportive of BioCardia’s therapeutic investigational product candidates furnished by a comprehensive approach to bone marrow cell harvest, processing, and delivery in a single procedure,” commented Peter Altman, Ph.D., BioCardia’s CEO. “Further, it provides additional clarity of CMS financial support for institutions conducting the CardiAMP Cell Therapy Heart Failure Trial and CardiAMP Chronic Myocardial Ischemia Trials. We are grateful for our ongoing collaboration with both CMS and the FDA as we continue to demonstrate the promise of our technology.”

The new reimbursement code (designated C9782) is for a blinded procedure for New York Heart Association (NYHA) class ii or iii heart failure, or Canadian Cardiovascular Society (CCS) class iii or iv chronic refractory angina; transcatheter intramyocardial transplantation of autologous bone marrow cells or placebo control, autologous bone marrow harvesting and preparation for transplantation, left heart catheterization including ventriculography, all laboratory service and all imaging with or without guidance, performed in approved investigational device exemption (IDE) study.

Patients interested in learning about the CardiAMP Cell Therapy Trials can visit www.cardiamp.com or www.clinicaltrials.gov for more information.

About the CardiAMP Cell Therapy Program

CardiAMP Cell Therapy uses a patient’s own (autologous) bone marrow cells delivered to the heart in a minimally invasive, catheter-based procedure to potentially stimulate the body’s natural healing response. The CardiAMP Cell Therapy Heart Failure Trial is the first multicenter clinical trial of an autologous cell therapy to prospectively screen for cell therapeutic potency in order to improve patient outcomes.  CardiAMP Cell Therapy incorporates three proprietary elements not previously utilized in investigational cardiac cell therapy, which the company believes improves the probability of success of the treatment: a pre-procedural diagnostic for patient selection, a high target dosage of cells, and a proprietary delivery system that has been shown to be safer than other intramyocardial delivery systems and more successful for enhancing cell retention. CAUTION - Limited by United States law to investigational use.

About BioCardia®

BioCardia, Inc., headquartered in Sunnyvale, California, is developing cellular and cell-derived therapeutics for the treatment of cardiovascular and pulmonary disease. CardiAMP™ autologous and NK1R+ allogeneic cell therapies are the Company’s biotherapeutic product candidates in clinical development. The Company's current products include the Helix™ transendocardial delivery system, the Morph® steerable guide and sheath catheter portfolio and the AVANCE™ steerable introducer family. BioCardia also partners with other biotherapeutic companies to provide its Helix systems and development support to their programs studying therapies for the treatment of heart failure, chronic myocardial ischemia and acute myocardial infarction. The CardiAMP Cell Therapy Heart Failure Trial has been supported financially by the Maryland Stem Cell Research Fund and the Center for Medicare and Medicaid Services. For more information visit: www.BioCardia.com.

Forward Looking Statements:
This press release contains forward-looking statements that are subject to many risks and uncertainties. Forward-looking statements include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations. These forward-looking statements include, without limitation, statements relating to study enrollment expectations and the likelihood of safety and patient benefit, and ultimate success of our clinical cell therapy programs.

We may use terms such as “believes,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should,” “approximately” or other words that convey the uncertainty of future events or outcomes to identify these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained herein, we caution you that forward-looking statements are not guarantees of future performance and that our actual results may differ materially from the forward-looking statements contained in this press release. As a result of these factors, we cannot assure you that the forward-looking statements in this press release will prove to be accurate.  Additional factors that could materially affect actual results can be found in BioCardia’s Form 10-K filed with the Securities and Exchange Commission on March 30, 2021, under the caption titled “Risk Factors.” BioCardia expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.

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INVESTOR CONTACT:
David McClung, Chief Financial Officer
investors@BioCardia.com
(650) 226-0120

MEDIA CONTACT:
Anne Laluc, Marketing
Email: alaluc@bioCardia.com
Phone: 650-226-0120